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Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576

601-445-2481  Fax

http://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:             FOR MORE INFORMATION:
---------------------              ---------------------
November 2, 2000                   W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)           Bazile R. Lanneau, Jr., Vice President & CFO





                 BRITTON & KOONTZ DECLARES SEMI-ANNUAL DIVIDEND

         Natchez, Mississippi-- Britton & Koontz Capital Corporation declared a semi-annual dividend of $.30 per share payable December 27, 2000, to shareholders of record as of December 5, 2000. Shareholders of Louisiana Bancshares who receive B&K Common Stock, from the pending merger, which is scheduled to be completed by December 1, will be included in this dividend.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez and one in Vicksburg, Mississippi. As of September 30, 2000, the Company reported assets of $239.7 million and equity of $21.2 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 2000, amounted to 1,752,564.